Exhibit 4.2

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY APPLICABLE STATE LAW. THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) IN COMPLIANCE WITH RULE 144 OR 144A THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (D) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (E) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

CLEAN COAL TECHNOLOGIES, INC.

SERIES A 12% SECURED CONVERTIBLE PROMISSORY NOTE

No. 1	Issuance Date: November 25, 2015

$3,741,472.38

This Series A 12% secured convertible promissory note (this “Series A Note” or “Note”) is one of a series of duly authorized and issued convertible promissory notes of Clean Coal Technologies, Inc., a Nevada corporation (the “Company”), issued to CCTC ACQUISITION PARTNERS, LLC (together with its permitted successors and assigns, the “Holder”) in accordance with exemptions from registration afforded by Section 4(2) of the Securities Act and/or Rule 506 of Regulation D (“Regulation D”) as promulgated by the United States Securities and Exchange Commission under the Securities Act, pursuant to a Subscription Agreement, dated as of November 25, 2015 (the “Subscription Agreement”), entered into between the Company and the Holder.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Subscription Agreement, or if such terms are not otherwise defined in the Subscription Agreement, such terms shall have the meanings ascribed to them in the Security Agreement, dated as of November 25, 2015, by and between the Company and the Holder (the “Security Agreement”).

ARTICLE I
NOTE

Section 1.01                      Principal and Interest.

(a)           For value received, the Company hereby promises to pay to the order of the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of Three Million Seven Hundred Forty-One Thousand Four Hundred Seventy-Two Dollars and Thirty-Eight Cents ($3,741,472.38) on November 25, 2018 (the “Maturity Date”), together with any accrued and outstanding interest as set forth in Section 1.01(b) below, unless this Note is earlier prepaid as herein provided or earlier converted into Units (as defined below) in accordance with Article II below.

(b) Interest on this Note shall commence accruing on November 25, 2015 (the “Issuance Date”) and shall accrue daily on the then outstanding principal amount of this Note at a rate per annum equal to twelve percent (12%) (the “Interest Rate ”).  Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed and shall be payable in arrears on the last day of each December, March, June and September until the outstanding principal hereunder is paid in full or converted into Units in accordance with Article II below.  Until such time as the Company reaches positive cash flow for a minimum of two successive fiscal quarters or, if earlier, until the first anniversary of the Issuance Date, interest may be paid in-kind, at the option of the Company, through the issuance of a 12% secured convertible promissory note in substantially the form hereof.  Under all other circumstances, interest will be paid in cash.

(c) From and after the occurrence of an Event of Default (as defined below) and until such Event of Default is cured, the interest rate shall be increased to eighteen percent (18%) per annum (the “Default Rate”).  Interest due and payable at the Default Rate shall be payable in cash only.

(d) The Company may prepay all or any portion of the outstanding principal amount of this Note without penalty at any time by delivering written notice (the “Prepayment Notice”) to the Holder specifying the proposed payment amount and the proposed payment date (the “Prepayment Date”).  The Prepayment Date shall be at least five business days after the date on which the Prepayment Notice is delivered.  The Holder shall have the right to convert all or a portion of the outstanding principal amount of this Note in accordance with its terms at any time prior to the Prepayment Date.

Section 1.02                      Advances Prior to the Issuance Date; Conversion of Certain Promissory Notes.  As of the Issuance Date, the Holder has made certain advances to the Company in the amounts and on the dates set forth in Appendix A to the Subscription Agreement.  Pursuant to the Subscription Agreement, certain of those advances (the “Prior Loans”), as set forth in Appendix A to this Note, have been applied toward the purchase price of this Note and, to the extent the Prior Loans were evidenced by promissory notes, such promissory notes have been delivered to the Company for cancellation.  The issuance of this Note satisfies all obligations of the Company with respect to the Prior Loans.  Solely for purposes of Rule 144(d) under the Securities Act, to the extent this Note replaces any promissory note evidencing the Prior Loans, this Note shall tack back to the date of the such promissory note, as set forth in Appendix A to this Note.

Section 1.03                      Absolute Obligation/Ranking.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the then outstanding principal amount of this this Note (if any) on the Maturity Date as herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with all other promissory notes issued pursuant to the Subscription Agreement (the “Other Notes”) and senior to all obligations of the Company, currently outstanding or hereafter created, unless prohibited by law, except for the Permitted Liens.  The Company shall be able to issue notes hereafter without consent of the Holder, provided that such notes rank junior to this Note.

Section 1.04                      Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar. The Company may change any paying agent or registrar by giving the Holder not less than five Business Days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.

Section 1.05                      Transfer; Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Subscription Agreement.  The Holder of this Note shall not offer, sell, enter into contract to sell, pledge, grant any option, right or warrant to sell, or otherwise dispose or enter into any transaction any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, any of the economic consequences of ownership (collectively, “Transfer”) of this Note.  Any shares of common stock of the Company, par value $0.0001 per share (the “Common Stock”), issued upon conversion of this Note, and any shares of Common Stock issued upon exercise of any warrant issued upon conversion of this Note, may be Transferred without the consent of the Company; provided, however, that any such Transfer shall comply with (a) the provisions of Section 2.08 below, (b) the provisions of the Subscription Agreement and (c) all applicable federal and state securities laws and regulations, including the Securities Act.

Section 1.06                      Reliance on Note Register.  Unless otherwise notified by the Holder of this Note in accordance with Article V below, the Company and any agent of the Company may treat the person in whose name this Note is duly registered as the owner hereof for the purpose of receiving payment as herein provided by Section 1.01 and for all other purposes, whether or not this Note is overdue.

Section 1.07                      Other Rights. In addition to the rights and remedies given it by this Note and the Subscription Agreement, the Holder shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

ARTICLE II
CONVERSION

Section 2.01                      Conversion into Units of Securities. Until such time as all principal hereunder is paid in full, the Holder shall have the right to convert the outstanding and unpaid principal amount of this Note, upon written notice to the Company, into units of the Company’s securities (the “Stage I Units” or “Units”) at a conversion price of $0.08 per Unit (the “Conversion Price”).  Each Unit shall consist of one share (a “Stage I Common Share”) of the Company’s Common Stock and one three-year common stock warrant (a “Warrant”) to purchase one share (a “Warrant Share”) of Common Stock at an exercise price of $0.10 per share (the  “Exercise Price”), subject to adjustments as described below.

Section 2.02                      Certain Adjustments.

(a) Stock Dividends and Splits. If the Company, at any time while this Note is outstanding: (i) pays a dividend or distribution on the outstanding shares of Common Stock and such dividend or distribution is payable in shares of Common Stock (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Company upon conversion of this Note or any Other Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues by reclassification of shares of the Common Stock any shares of capital stock of the Company, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding treasury shares, if any) outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event, and the number of shares issuable upon conversion of this Note shall be proportionately adjusted such that the aggregate Conversion Price of this Note shall remain unchanged. Any adjustment made pursuant to this Section 2.02(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(b) Calculations; Fractional Shares.  All calculations under this Section 2.02 shall be made to the nearest cent.  No fractional shares of Common Stock shall be issued upon conversion of this Note.  In lieu of issuing any fractional share of Common Stock, the number of shares of Common Stock to be issued upon any conversion of this Note shall be rounded down to the nearest whole share.  For purposes of this Section 2.02, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding treasury shares, if any) issued and outstanding.

(c) Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to Section 2.02(a), the Company shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and any resulting adjustment to the number of shares underlying this Note and setting forth a brief statement of the facts requiring such adjustment.

Section 2.03                       Conversion Amount.  The number of Units to be issued upon conversion of this Note shall be equal to (i) the then outstanding principal amount of this Note (the “Conversion Amount”), divided by (ii) the applicable Conversion Price then in effect on the Conversion Date (as defined below).

Section 2.04                       Conversion Limit.  Notwithstanding anything to the contrary set forth in this Note, at no time may a Holder of this Note convert this Note into Common Stock if the number of shares of Common Stock to be issued pursuant to such conversion would cause the number of shares of Common Stock owned by such Holder at such time to exceed, when aggregated with all other shares of Common Stock owned by such Holder and its affiliates at such time, the number of shares of Common Stock which would result in such Holder, its affiliates, any investment manager having discretionary investment authority over the accounts or assets of such Holder, or any other persons whose beneficial ownership of Common Stock would be aggregated with such Holder’s for purposes of Section 13(d) and Section 16 of the 1934 Act, beneficially owning (as determined in accordance with Section 13(d) of the 1934 Act and the rules thereunder) in excess of 9.99% of the then issued and outstanding shares of Common Stock; provided, however, that upon a Holder of this Note providing the Company with 61 days’ notice (a “Waiver Notice”) that such Holder would like to waive this Section 2.04 with regard to any or all shares of Common Stock issuable upon conversion of this Note, this Section 2.04 shall be of no force or effect with regard to those shares of Common Stock referenced in the Waiver Notice.  Notwithstanding anything to the contrary set forth in this Note, the Holder’s right to convert this Note into Common Stock shall be limited at all times by the availability of authorized and unissued shares of Common Stock.  If the number of authorized and unissued shares of Common Stock available for issuance upon conversion of this Note is insufficient to allow for the conversion of this Note in full, then to the extent there are shares of Common Stock then available for issuance, the Holder shall have the right to convert this Note in part into Common Stock, and the Company shall issue to the Holder, pursuant to Section 2.07, a new convertible promissory note in substantially the form hereof representing any remaining outstanding principal amount.

Section 2.05                       Effect of Conversion. Upon conversion of this Note in full in the manner provided by Section 2.07 below, this Note shall be deemed fully satisfied and cancelled.

Section 2.06                       Authorized Shares.  The Company covenants that, for so long as the conversion rights hereunder are exercisable, the Company will reserve from its authorized and unissued Common Stock a sufficient number of shares (to the extent available), free from preemptive rights, to provide for the issuance of Stage I Common Shares upon the full conversion of this Note and Warrant Shares upon the full exercise of any Warrants issuable to the Holder upon conversion of this Note (the “Reserved Amount”). Upon the occurrence of any event that would result in an adjustment to the number of Units issuable upon conversion of this Note pursuant to Section 2.02 above, the Company shall, to the extent possible, make proper provision so that thereafter there shall be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding principal balance of this Note. If at any time while this Note is outstanding the number of authorized and unissued shares of Common Stock is insufficient to achieve the necessary reserve at such time, the Company shall use its reasonable efforts to obtain any necessary shareholder consent to increase the authorized number of shares of Common Stock in order to accommodate the reserve contemplated by this Section 2.06.  In the event that such approval has not been obtained at any time while the Company has an annual shareholder meeting or special shareholder meeting, the Company shall include a proposal to increase the authorized number of shares of Common Stock to accommodate the reserve contemplated by this Section 2.06.

Section 2.07                       Method of Conversion.

(a) Conversion Notice.  Subject to Section 2.01, this Note may be converted by the Holder by (a) submitting to the Company a conversion notice in the form attached hereto as Exhibit A (a “Conversion Notice”) and (b) surrendering the Holder’s Note at the principal office of the Company.  The conversion of this Note shall be effective on the later of (i) the date on which the Company receives the Conversion Notice, if the Company receives the Conversion Notice on a Business Day before 6:00 p.m., New York City time, (ii) the next Business Day following the date on which the Company receives the Conversion Notice, if the Company receives the Conversion Notice on a Business Day at or after 6:00 p.m., New York City time, or on a day that is not a Business Day, and (iii) upon surrender of this Note (in any case, the date on which the conversion is effective shall be referred to herein as the “Conversion Date”).

(b) Surrender of Note Upon Conversion.  Notwithstanding anything to the contrary set forth herein, upon conversion of this Note in accordance with the terms hereof, the Holder shall surrender this Note to the Company for cancellation.  To the extent there is any remaining outstanding principal amount, the Company shall issue to the Holder a new convertible promissory note in substantially the form hereof representing such amount.

(c) Delivery of Units upon Conversion.  Subject to the Company’s receipt of the Conversion Notice and the Holder’s surrender of this Note, the Company shall issue and deliver or cause to be issued and delivered to or upon the order of the Holder, within five Business Days following the Conversion Date, certificates for the Stage I Common Shares, together with the Warrants, in accordance with the terms hereof.  The Holder shall be treated for all purposes as the record holder of any Stage I Common Shares and Warrants as of the Conversion Date.

(d) Delivery of Stage I Common Shares by Electronic Transfer.  In lieu of delivering physical certificates representing the Stage I Common Shares issuable upon conversion of this Note, provided the Company’s transfer agent is participating in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program, upon request of the Holder and its compliance with the terms and conditions of this Note, the Company shall use its reasonable efforts to cause its transfer agent to electronically transmit the Stage I Common Shares issuable upon conversion to the Holder by crediting the account of Holder’s Prime Broker with DTC through its Deposit Withdrawal Agent Commission system.

Section 2.08 Concerning the Stage I Common Shares and Warrant Shares.

(a) Legend/Conversion Requirements.  The Stage I Common Shares issuable upon conversion of this Note and the Warrant Shares issuable upon exercise of Warrants may not be sold or transferred unless (i) the Company or its transfer agent shall have been furnished with an opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that (A) the shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration, (B) such shares are sold or transferred pursuant to Rule 144 under the Securities Act (or a successor rule) (“Rule 144”) without any restriction as to the number of securities as of a particular date that can then be immediately sold or (C) such shares are sold or transferred outside the United States in accordance with Rule 904 of Regulation S under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold or (ii) such shares are registered for sale by the Holder under an effective registration statement filed under the Securities Act.  Except as otherwise provided in this Agreement (and subject to the removal provisions set forth below), until such time as the Stage I Common Shares and the Warrant Shares have been registered under the Securities Act and applicable state securities laws, or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate for shares of Common Stock issuable upon conversion of this Note that have not been so included in an effective registration statement or that have not been sold pursuant to an effective registration statement or an exemption that permits removal of the legend, shall bear a legend substantially in the following form, as appropriate:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THE HOLDER HEREOF, BY PURCHASING SUCH SECURITIES, AGREES THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE CORPORATION, (B) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (C) WITHIN THE UNITED STATES AFTER REGISTRATION OR IN ACCORDANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF APPLICABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) WITHIN THE UNITED STATES IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE 1933 ACT OR ANY APPLICABLE STATE SECURITIES LAWS AND THE HOLDER HAS PRIOR TO SUCH SALE FURNISHED TO THE CORPORATION AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE CORPORATION.

(b) Removal of Legend.  The legend set forth above shall be removed and the Company shall issue to the Holder a new certificate therefor free of any transfer legend if (i) the Company or its transfer agent shall have received an opinion of counsel, in form, substance and scope customary for opinions of counsel in comparable transactions, to the effect that a public sale or transfer of such Common Stock may be made without registration under the Securities Act and the shares are so sold or transferred or (ii) in the case of Common Stock issuable upon conversion of this Note (to the extent such securities are deemed to have been acquired on the same date), such securities are registered for sale by the Holder under an effective registration  statement filed under the Securities Act or otherwise may be sold pursuant to Rule 144 without any restriction as to the number of securities as of a particular date that can then be immediately sold.  The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement under the Act registering the resale of the Common Stock issuable upon conversion of the Notes if required by the Company’s transfer agent to effect the removal of the legend hereunder.

ARTICLE III
EVENTS OF DEFAULT

Section 3.01                       Events of Default.  An event of default (“Event of Default”) shall exist if any of the following conditions or events shall occur and be continuing:

(a) failure by the Company to pay, within seven Business Days after the Holder’s written demand for payment is received by the Company, the entire outstanding principal amount of this Note and all accrued but unpaid interest on the Maturity Date or when otherwise due hereunder;

(b) the Company defaults in the performance of, or compliance with, its obligations under the Subscription Agreement and this Note and such default has not been cured within seven Business Days after written notice of default is received by the Company;

(c) any representation or warranty made by the Company in the Subscription Agreement proves to be false or incorrect in any material respect as of the date when made or, in the case of representations and warranties that are expressly made as of a particular date, proves to be false or incorrect in any material respect as of such date, and such condition has not been cured for 60 Business Days after written notice of default is received by the Company;

(d) the Company shall:  (i) make a general assignment for the benefit of its creditors; (ii) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator,  liquidator or similar official for itself or any of its assets and  properties; (iii) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (iv) file with or otherwise submit to any governmental authority any petition, answer or other document seeking: (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (v) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law; or (vi) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(e) any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 3.01(d) above, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of 60 Business Days;

(f) the Company defaults with respect to any indebtedness of the Company for borrowed money (other than indebtedness that is outstanding as of the Issuance Date) or under any agreement under which such indebtedness may be issued by the Company and such default has not been cured within the applicable period of grace, if any, specified with respect to such indebtedness or agreement, if the aggregate amount of indebtedness with respect to which such default shall have occurred exceeds $100,000;

(g) the Company defaults with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party (other than contractual obligations that are in default as of the Issuance Date) and such default has not been cured within the applicable period of grace, if any, specified with respect to such contractual obligation, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $100,000;

(h) except with respect to outstanding judgments against the Company as of the Issuance Date, final judgment for the payment of money in excess of $100,000 shall be rendered against the Company and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed;

(i) except with respect to events of default by the Company with regard to Permitted Liens, as such term is defined in the Subscription Agreement, any event of default of the Company under any agreement, note, mortgage, security agreement or other instrument evidencing or securing indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note and the Subscription Agreement;

(j) any material default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note or the Subscription Agreement which is not cured by the Company within five Business Days after receipt of written notice thereof.

Section 3.02                      Remedies Following an Event of Default.  If any Event of Default specified in Section 3.01(d) or Section 3.01(e) occurs, then the outstanding principal amount of this Note, together with any other amounts owing in respect thereof as of the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the outstanding principal amount of this Note, together with any other amounts owing in respect thereof as of the date of the Event of Default, shall become, at the Holder’s election, immediately due and payable in cash. The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such declaration may be rescinded and annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it. No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

ARTICLE IV
COVENANTS

Section 4.01                      Voting Rights.  The Holder shall have no voting rights as the holder of this Note, except as provided by law and as expressly provided in this Note.

Section 4.02                      Negative Covenants.

(a) Incurrence of Indebtedness. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, incur or guarantee, assume or suffer to exist any indebtedness, other than: (i) the indebtedness expressly set forth on Schedule 5(p) to the Subscription Agreement, provided, that the terms of such indebtedness are not increased, amended, waived, modified, changed or extended in any material manner or respect on or after the Issuance Date; (ii) indebtedness evidenced by this Note and the Other Notes; (iii) unsecured indebtedness incurred by the Company that is made expressly subject to and subordinate in right of payment to the indebtedness evidenced by this Note and the Other Notes; and (iv) trade payables incurred in the ordinary course of business.

(b) Existence of Liens. So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, allow or suffer to exist any mortgage, lien, pledge, charge, security interest or other encumbrance upon or in any property or assets (including accounts and contract rights) owned by the Company or any of its subsidiaries (collectively, “Liens”) other than Permitted Liens.

(c) Cash Dividend.  So long as this Note is outstanding, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, pay cash dividends or distributions on any equity securities of the Company or of its subsidiaries.

(d) Restricted Payments.  Without the prior written consent of the Majority Holders, the Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, redeem, defease, repurchase, repay or make any payments in respect of, by the payment of cash or cash equivalents (in whole or in part, whether by way of open market purchases, tender offers, private transactions or otherwise), all or any portion of any indebtedness (other than this Note, the Other Notes, trade payables incurred in the ordinary course of business), whether by way of payment in respect of principal of (or premium, if any) or interest on, such indebtedness.

(e) Restriction on Redemption. Until this Note has been converted, redeemed or otherwise satisfied in accordance with its terms, the Company shall not, directly or indirectly, redeem or repurchase its capital stock without the prior express written consent of the Majority Holders.

(f) Intellectual Property.  The Company shall not, and the Company shall not permit any of its subsidiaries to, directly or indirectly, encumber or allow any Liens on any of its copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, and the goodwill of the business of the Company and its subsidiaries connected with and symbolized thereby, know-how, operating manuals, trade secret rights, rights to unpatented inventions, and any claims for damage by way of any past, present, or future infringement of any of the foregoing, other than Permitted Liens.

(g) Preservation of Existence, Etc.  The Company shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, its existence, rights and privileges, and become or remain, and cause each of its subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

(h) Maintenance of Properties, Etc.  The Company shall maintain and preserve, and cause each of its subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its subsidiaries to comply, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

(i) Maintenance of Insurance.  The Company shall maintain, and cause each of its subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any governmental authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated.

(j) Transactions with Affiliates.  The Company shall not, nor shall it permit any of its subsidiaries to, enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its subsidiaries than would be obtainable in a comparable arm’s length transaction with a Person that is not an Affiliate thereof.

(k) Distributions to Subsidiaries. So long as this Note is outstanding, the Company shall not make any payments, transfers or other distributions of cash, cash equivalents, any property or any other assets of the Company to any of its subsidiaries.

(l) Issuance of Convertible Securities. So long as this Note is outstanding, the Company shall not issue any securities that are convertible into shares of Common Stock at a variable conversion rate based on the market price of the Company’s Common Stock without the prior express written consent of the Majority Holders.

SECTION V
NOTICE AND PAYMENTS

Section 5.01                      Notice. Whenever notice is required to be given under this Note, unless otherwise provided herein, such notice shall be given in accordance with Section 20 of the Subscription Agreement.

Section 5.02                      Waiver of Notice. Except with respect to notices that are expressly required hereunder, to the extent permitted by law, the Company hereby waives demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note and the Subscription Agreement.

Section 5.03                      Payments. Except as otherwise provided in this Note, whenever any payment of cash is to be made by the Company to any person pursuant to this Note, such payment shall be made in lawful money of the United States of America by a check drawn on the account of the Company and sent via overnight courier service to such Person at such address as previously provided to the Company in writing; provided that the Holder may elect to receive a payment of cash via wire transfer of immediately available funds by providing the Company with prior written notice setting out such request and the Holder’s wire transfer instructions.  Whenever any amount expressed to be due by the terms of this Note is due on any day which is not a Business Day, the same shall instead be due on the next succeeding day which is a Business Day.

Section 5.04                      Effect of Payments.  After all principal under this Note and all accrued interest and other amounts at any time owed on this Note have been paid in full, this Note shall automatically be deemed canceled, shall be surrendered to the Company for cancellation and shall not be reissued.

ARTICLE VI
MISCELLANEOUS

Section 6.01                      Intentionally Omitted.

Section 6.02                      Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.  This Note shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to the choice of law principles thereof.  The Holder, by accepting this Note, and the Company each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note.  The Holder, by accepting this Note, and the Company each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  The Holder, by accepting this Note, and the Company each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  THE HOLDER, BY ACCEPTING THIS NOTE, AND THE COMPANY EACH WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS NOTE AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.  Each party shall bear its own expenses in any litigation conducted under this section.

Section 6.03                      Security. The obligations of the Company to the Holder under this Note are secured pursuant to the Security Agreement.

Section 6.04                      Reissuance Of This Note.

(a) Lost, Stolen or Mutilated Note.  Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Note, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Note, the Company shall execute and deliver to the Holder a replacement Note in accordance with Section 6.04(c) below.

(b) Note Exchangeable for Different Denominations. This Note is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Note or Notes (in accordance with Section 1.05  and in principal amounts of at least $10,000) representing in the aggregate the outstanding Principal of this Note, and each such new Note will represent such portion of such outstanding Principal as is designated by the Holder at the time of such surrender.

(c) Issuance of Replacement Note.  Whenever the Company is required to issue a replacement Note pursuant to the terms of this Note, such replacement Note (i) shall be of like tenor with this Note, (ii) shall represent, as indicated on the face of such replacement Note, the then outstanding principal under this Note, (iii) shall have an issuance date, as indicated on the face of such new Note, which is the same as the Issuance Date, and (iv) shall have the same rights and be subject to the same conditions as this Note.

Section 6.05                      Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 6.06                      Entire Agreement and Amendments.  This Note, together with the Subscription Agreement, represents the entire agreement between the Company and the Holder with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein. This Note may be amended only by an instrument in writing executed by the Company and the Majority Holders.

Section 6.07                      Construction; Headings.  This Note shall be deemed to be jointly drafted by the Company and the Holder and shall not be construed against any person as the drafter hereof. The headings of this Note are for convenience of reference and shall not form part of, or affect the interpretation of, this Note.

Section 6.08                      Payment of Collection, Enforcement and Other Costs.  In the event of any Event of Default, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

Section 6.09                      Non-circumvention.  The Company hereby covenants and agrees that the Company will not, by amendment of its Articles of Incorporation, Bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note.

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IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

CLEAN COAL TECHNOLOGIES, INC.

By: /s/ Robin Eves
Name:  Robin Eves
Title:    President and Chief Executive Officer

EXHIBIT A

CLEAN COAL TECHNOLOGIES, INC.
CONVERSION NOTICE

Reference is made to the Series A 12% Secured Convertible Promissory Note (the “Note”) issued to the undersigned by CLEAN COAL TECHNOLOGIES, INC., a Nevada corporation (the “Company”). In accordance with and pursuant to the Note, the undersigned hereby elects to convert the Conversion Amount (as defined in the Note) of the Note indicated below into Units (as defined in the Note) in accordance with the terms and conditions of the Note.

Date of Notice:
Aggregate Conversion Amount to be converted:
Conversion Price:
Number of Units to be issued:
Please issue the Units into which the Note is being converted in the following name and to the following address:
Issue to:

Facsimile Number:
Holder:
By:
Title:
Dated:
Account Number:
(if electronic book entry transfer)
Transaction Code Number:
(if electronic book entry transfer)

By executing and delivering this Conversion Notice to convert the Holder’s Note in full, the Holder hereby releases all security interest he/she/it may have pursuant to the Security Agreement.